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EXHIBIT 23.1

Consent of KPMG LLP

The Board of Directors
Sauer-Danfoss Inc.:

        We consent to incorporation by reference in the registration statements No. 33-53927 and No. 333-93745 on Form S-8 of Sauer-Danfoss Inc. of our reports dated March 11, 2004 relating to the consolidated balance sheets of Sauer-Danfoss Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedules, which reports appear in the December 31, 2003 annual report on Form 10-K of Sauer-Danfoss Inc.

        As described in note 12 to the consolidated financial statements, in 2003 the Company changed its method of accounting for stock compensation expense. As described in note 1 to the consolidated financial statements, in 2002 the Company changed its method of accounting for goodwill and other intangibles.

        As described in note 17 to the consolidated financial statements, the accompanying consolidated balance sheet as of December 31, 2002 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the two year period ended December 31, 2002 have been restated.

/s/ KPMG LLP
Des Moines, Iowa

March 15, 2004

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  EXHIBIT 23.1